EXHIBIT 99.1

Allied Nevada Provides Preliminary 2009 Operating

Results and 2010 Outlook

Expects Cost of Sales for 2009 of Approximately $392/Ounce

February 9, 2010 – Reno, Nevada – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to announce preliminary operating results for the year ended December 31, 2009 and an outlook for 2010. Cost of sales per ounce of gold sold1 is expected to be approximately $385 for the fourth quarter of 2009 with full year costs expected to be approximately $392 per ounce, better than the full-year guidance of $460-$480 per ounce previously reported. Costs were well below expectation due to lower than expected commodity prices, the mining of more ounces due to higher than anticipated grades and treatment of silver as a byproduct credit. The Company mined 24.5 million tonnes of material including 8.7 million tonnes of ore at an average grade of 0.75 g/t gold and 7.58 g/t silver. The mine placed approximately 214,200 ounces of gold on the pad and approximately 2,161,800 ounces of silver (or 121,200 ounces of recoverable gold and 216,200 ounces of recoverable silver), which is 25,500 ounces of gold higher than planned, primarily as a result of the higher than anticipated grades.

The Company sold 14,395 ounces of gold in the fourth quarter of 2009 and full year 2009 sales totaled 42,358 ounces of gold at Hycroft. In addition to the short-term operating challenges at Hycroft previously discussed, it was discovered in the fourth quarter that cyanide consumption was much higher than anticipated. The acid leach material mined in 2009, for which we have only limited historical operating data, had relatively high sulphur and silver grades requiring a higher cyanide concentration be used. This, along with challenges previously discussed throughout the year, has resulted in the shortfall in ounces sold in the fourth quarter and for the full year 2009. These issues have been corrected and production levels and leach pad performance are meeting expectation. For the month of January 2010, the mine produced approximately 8,200 ounces of gold and approximately 17,000 ounces of silver, indicating the mine has now achieved nominal production rates. Current production from the new areas of pad under leach is performing as expected with recoveries and gold release within planned levels. Management believes past commissioning challenges have been resolved and we are on track to meet our 2010 gold sales guidance of 100,000 ounces.

“With the planned crusher expansion, analysis of an optimal mining rate for oxide material, the anticipated resource update in Q2 and ongoing drilling, we believe 2010 will be an exciting and productive year,” comments Scott Caldwell, President & CEO. “While we did run into some operational challenges in our start-up year, our performance in December 2009 and January 2010 indicates that these issues have been resolved. The mine is operating at planned production rates and we are on track to meet targeted production levels for 2010. Looking forward, we are

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1  "Cost of sales per ounce of gold sold" is a non-GAAP measure. The measure, along with sales, is considered to be a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations. Costs of sales per ounce presented do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other mining companies. It should not be considered isolation as a substitute for measures of performance prepared in accordance with GAAP. A reconciliation of the calculation of this non-GAAP measure is presented at the end of this press release.

shifting our focus to near and long-term expansion opportunities such as an accelerated oxide mining rate, sulphide resource development and follow-up drilling on the newly discovered silver high-grade zones.”

Notable Achievements in 2009

•

In March 2009, a resource update was announced indicating a 244% increase to measured and indicated gold resource, inclusive of reserves, to 5.9 million ounces and a 298% increase to silver measured and indicated resource to 117.5 million ounces.

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In April 2009, we announced positive initial metallurgical results on sulphide mineralization which indicated that the mineralization is amenable to concentration using simple, conventional flotation technology. Rougher flotation results revealed recovery of gold and silver in the high 80% range using a coarse grind with cleaner flotation results indicating an overall flotation concentration in excess of 20:1. This has been confirmed with subsequent testing and ongoing work will continue to identify the most cost effective extraction methods and optimal processing plan for the sulphide mineralization.

•

In August 2009, we completed a $100 million cross-border financing providing a much stronger balance sheet and allowing the Company more flexibility to accelerate the exploration program to aid in expansion and optimization studies for oxide material and development of sulphide material.

•	Allied Nevada reported its first positive quarterly earnings in the third quarter of 2009.
•

In November 2009, we completed the second phase of the Brimstone leach pad expansion, a 2.5 million square foot expansion on-time and on-budget. All cells of the expansion are now under leach and performing as expected.

•

We drilled 123 holes in 2009, representing approximately 28,500 metres, with an encouraging discovery in the Vortex zone to the south of the Brimstone pit of high-grade silver mineralization. As announced in 2010, this drilling indicates that we may have discovered the mineralizing feeder system, however further drilling is required to confirm the continuity of this high-grade mineralization.

•	In July 2009, Hycroft celebrated its grand opening with a well-attended ceremony at site and inaugural gold pour from the newly constructed refinery.
2010 Outlook

With operations at Hycroft at steady-state production rates, we are expecting to mine approximately 19 million tonnes of material including approximately 11 million tonnes of ore at an average grade of 0.56 g/t gold and 9.7 g/t silver. Gold sales are expected to be approximately 100,000 ounces at a cost of sales per ounce of gold sold1 of between $400-$450 in 2010. Projected cost of sales per ounce of gold sold for 2010 was determined assuming a gold price of $900/ounce, a fuel price of $90/barrel and takes into account revenue from silver production as a byproduct credit based on a 2:1 production ratio of silver to gold and a $15/ounce silver price. Projected costs for 2010 are expected to be higher than 2009 actual costs due to anticipated lower grades mined, higher fuel prices (representing approximately $20/ounce) and increased cyanide consumption (representing approximately $19/ounce) in 2010. Based on current life of mine plans, a $10 per barrel movement in the price of WTI oil will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million (or $10 per ounce).

A 30,500 meter exploration program has been designed for 2010 with a focus on expanding oxide and sulphide resources, improving the confidence level of oxide resources to the reserve categories, and testing the extent of high-grade silver anomalies encountered at the end of the 2009 drill season. Exploration spending at Hycroft is success-driven and is expected to be approximately $16 million in 2010. In addition, the Company intends to conduct targeted surface exploration and drilling on certain of its advanced and exploration properties where the Company believes encouraging exploration opportunities exist

We are expecting to announce a reserve update in early Q2 2010, incorporating all drilling to the end of January 2010.

Capital expenditures in 2010 are expected to be approximately $20 million. At Hycroft, we expect to begin construction in the second quarter of 2010 of phase three of the expansion plans for the Brimstone leach pad, increasing the available pad space by a further 3.5 million square feet at a capital cost of approximately $10 million. Construction of this third phase of expansion is expected to be completed by the end of the third quarter of 2010. In addition, we announced our intention to begin crushing ore at Hycroft in 2010 with the purchase of a mobile crushing system, expected in the first half of the year. Crushing ore is expected to improve gold recovery from current run of mine performance of 56.6% to 78% and silver recovery from current run of mine performance of 10% to 30%. Hycroft will also expand the mining fleet with the addition of a second production drill, a D-11 dozer, primarily to be used for the reclamation of the historic Crofoot leach pad, and other ancillary mining and production equipment.

Metallurgical test work is escalating with the significant number of samples of oxide and sulphide mineralization attained during the 2009 drill season, and we expect to be releasing results of this testwork over the course of the year.

The Company continues to review near and long-term opportunities with a view to increasing production, reducing costs and extending the life of the Hycroft mine. These initiatives include:

1.

Optimal mining rate for oxide: The mine is currently processing through approximately 11 million tonnes of run of mine heap leach oxide ore per year. An initial internal study indicated that accelerating this mining rate, with the addition of the crushing system announced in an earlier press release, at a nominal capital cost may improve production by up to 30% with little impact to costs. A decision on an accelerated oxide mine plan is expected to be made in Q1 2010.

2.

Sulphide resource development: Preliminary metallurgical testing completed in 2009 indicated that sulphide material is amenable to simple flotation concentration, and that gold and silver recoveries are approximately 88% and 85%, respectively. We are in the initial stages of preparing a feasibility study to determine the economic viability of mining this sulphide mineralization. It is currently expected that this study will be completed in the first half of 2011.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation; expectations regarding the cost and the purchase and installation of equipment for the proposed crushing system and the anticipated benefits of such system; expectations regarding potential expansion, growth opportunities and potential discoveries at Hycroft; expectations regarding drilling, exploration and other opportunities and the satisfactory resolution of operational challenges at the Hycroft mine; expectations regarding timing and results of the anticipated resource update in the second quarter of 2010; expectations regarding the timing and results of metallurgical testing and feasibility studies; expectations regarding the amount of future gold and silver production and sales from the Hycroft mine; expectations regarding the potential improvement of recoveries of gold and silver at Hycroft; expectations regarding anticipated operating costs and the timing and amount of and capital and exploration expenditures; estimates of cash balances; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to operating and capital costs; uncertainties regarding estimated recovery rates; and uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Readers Concerning Estimates of Measured and Indicated Resources

Information concerning mineral resources contained herein has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies. The terms “Mineral Resource”, “Measured Mineral Resource” and “Indicated Mineral Resource” used in this press release are Canadian mining terms as defined in accordance with NI 43-101 under guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005. While the terms “Mineral Resource”, “Measured Mineral Resource” and ”Indicated Mineral Resource” are recognized and required by Canadian regulations, they are not defined terms under standards of the United States Securities and Exchange Commission. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve calculation is made. As such, certain information contained in this press release concerning descriptions of mineralization and resources under Canadian standards is not comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of the United States Securities and Exchange Commission.

1.	Non-GAAP Measures

Allied Nevada provided non-GAAP measures of “cost of sales per ounce of gold sold” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculation of this non-GAAP measure is estimated below (unaudited):

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com